Exhibit 99.2

FOR IMMEDIATE RELEASE
November 3, 2009

GCI Completes Issuance of $425 million of New Senior Notes due 2019; Receives Upgrades to Senior Notes due 2014

Anchorage, Alaska, November 3 - General Communication, Inc. (Nasdaq: GNCMA) announced today the completion of the previously announced offering of $425 million in aggregate principal amount of new 8 ⅝% Senior Notes due 2019 at an issue price of 99.17% (the “2019 Notes”) to be issued by its wholly-owned subsidiary, GCI, Inc.  The 2019 Notes are rated BB- with credit watch stable from Standard & Poor’s Rating Services (“S&P”) and B2 with a stable outlook from Moody’s Investors Services (“Moody’s”).  The net proceeds of the offering will be used to retire all outstanding amounts under an existing senior secured credit facility and the remainder will be used for general corporate purposes.

The 2019 Notes were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in accordance with Regulation S under the Securities Act.  The 2019 Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the 2019 Notes, nor shall there be any sales of 2019 Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

In addition, GCI, Inc. currently has outstanding 7.25% Senior Notes due 2014 (the “2014 Notes”) in the aggregate principal amount of $320 million. Concurrent with the ratings on the 2019 Notes, S&P upgraded the 2014 Notes to BB- from B, with credit watch stable, and Moody’s upgraded the 2014 Notes to B2 from B3, with a stable outlook.

A securities rating provided by S&P or Moody’s is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs.  More information about the company can be found at www.gci.com.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the completion of the offering and the use of proceeds from the offering.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions.  These forward-looking statements speak only as of the date of this press release, and General Communication, Inc. and GCI, Inc. expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in their expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of General Communication, Inc. and GCI, Inc., including their most recent Forms 10-Q and 10-K and their Forms 8-K filed on August 17, 2009, for additional information about General Communication, Inc. and GCI, Inc. and about the risks and uncertainties related to their business which may affect the statements made in this press release.

Contact:

Bruce Broquet,
Vice President, Finance
907-868-6660